Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY—DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Computer Sciences Corporation

2. The articles are: (mark only one box)     ☐  Restated     ☒  Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☒	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional)         Date: April 1, 2017     Time: 12:01 AM Pacific Time (must not be later than 90 days after the certificate is filed)

*	This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 1-5-15

CERTIFICATE OF

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMPUTER SCIENCES CORPORATION

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Computer Sciences Corporation, a Nevada corporation, does hereby certify as follows:

A. The Agreement and Plan of Merger, dated as of May 24, 2016, by and among Hewlett Packard Enterprise Company, a Delaware corporation, Everett SpinCo, Inc., a Delaware corporation, Computer Sciences Corporation, a Nevada corporation, and New Everett Merger Sub Inc., a Nevada corporation, as amended to date (the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

B. The Merger Agreement, and the amendment and restatement of the corporation’s articles of incorporation contemplated thereby and hereby, have been duly approved by the board of directors of the corporation and at least a majority of the voting power of the stockholders of the corporation and the requisite holders of the corporation’s capital stock under the corporation’s articles of incorporation, which is sufficient for approval thereof.

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMPUTER SCIENCES CORPORATION

ARTICLE I

NAME

The name of the corporation is Computer Sciences Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE V

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the Bylaws of the Corporation.

ARTICLE VI

LIMITATION ON LIABILITY

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time. Any repeal or modification of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article VI and any other article of the Corporation’s Articles of Incorporation, the terms and provisions of this Article VI shall control.

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